Exhibit 10.1

SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2006 (the “Effective Date”), by and among Kimball Hill, Inc., an Illinois corporation (the “Corporation”) and Equity Investments III, LLC, a Delaware limited liability company (the “Subscriber”).

W I T N E S S E T H:

WHEREAS, the Corporation is authorized to issue up to 10,000,000 shares of common stock, no par value, (the “Common Stock”), of which 3,885,746.545 shares were issued and outstanding as of June 30, 2006;

WHEREAS, the parties desire that the Subscriber subscribe for, and that the Corporation issue to the Subscriber, an aggregate of 952,380 shares of Common Stock of the Corporation, on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Subscription for Shares.  Subscriber hereby subscribes for nine hundred fifty-two thousand three hundred eighty (952,380) shares of Common Stock (the “Shares”) and agrees to pay one hundred nine million nine hundred ninety-nine thousand eight hundred ninety dollars ($109,999,890.00) (“Subscriber’s Investment”) for the Shares.  The subscription price for the Shares shall be payable in full by the Subscriber concurrently with the execution of this Agreement.

2.     Investment Representations of Subscribers.

(a)           The Subscriber hereby acknowledges that it is aware that the Shares have not been registered (i) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) under the Investment Company Act of 1940, as amended, or (iii) under any similar state laws.  The Subscriber further understands and acknowledges that its representations and warranties contained in this Section 2 may be relied upon by the Corporation as the basis for the exemption of the Subscriber’s Shares from the registration requirements under all such federal and state laws.  The Subscriber further acknowledges that the Corporation will not have and has no obligation to recognize any sale, transfer or assignment of all or any part of its Shares to any person unless and until the provisions of this Section 2 have been fully satisfied or waived.

(b)           The Subscriber hereby acknowledges that (i) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares; (ii) it is able to bear the complete loss of its investment in the

Shares; and (iii) that no guarantees have been made or can be made with respect to the future value, if any, of the Shares, or the profitability or success of the Corporation’s business.

(c)           The Subscriber has received and read the financial information provided by the Corporation and has had an opportunity to discuss the Corporation’s business, management and financial affairs with the officers and other management personnel of the Corporation, and has had the opportunity to review the Corporation’s operations and has had full access to such other information concerning the Corporation as it has requested.  The Subscriber has also had the opportunity to ask questions of and receive answers from the Corporation and its management regarding the risks, terms and conditions of its investment in the Shares.  The Subscriber acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities and properties of the Corporation and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Subscriber has relied on the results of its own independent investigation and the representations and warranties of the Corporation expressly and specifically set forth in Section 3.

(d)           The Subscriber does hereby acknowledge that it (i) has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of an investment in Shares and the transactions contemplated by this Agreement, (ii) is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents, and (iii) understands that the Subscriber (and not the Corporation) shall be responsible for its own tax liability that may arise as a result of this investment in the Shares or the transactions contemplated by this Agreement.

(e)           The Subscriber hereby represents and warrants to the Corporation that:

(i)            the Subscriber is duly organized and validly existing and is in good standing under the laws of Delaware, with the requisite power and authority to execute and deliver this Agreement and the Investor Rights Agreement of even date herewith between the Corporation and the Subscriber (the “Investor Rights Agreement”), to purchase the Shares hereunder and to perform its obligations hereunder;

(ii)           the execution, delivery and performance of this Agreement and the Investor Rights Agreement, and the purchase of the Shares by the Subscriber (x) has been duly authorized by all requisite action and (y) except such as have been obtained, no authorization, approval or consent of,  or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Subscriber is required to be obtained or made by the Subscriber.  This Agreement constitutes the legal, valid and binding obligation of the Subscriber enforceable in accordance with its terms, except as enforceability may be limited by the remedies applicable to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles (whether considered in a proceeding in equity or law);

(iii)          The execution, delivery and performance of this Agreement and the Investor Rights Agreement and compliance with the provisions hereof and thereof by the Subscriber does not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default (or an event with which the giving of notice or passage of time, or both could result in a default) under, or result in the creation or imposition of any lien pursuant to the terms of the organizational documents of the Subscriber, any statute, law rule or regulation or any order judgment decree, indenture, mortgage, lease or other agreement or instrument to which the Subscriber, or any of its properties, is subject, except where such conflict, breach, default or violation would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Subscriber;

(iv)          the Subscriber is an “accredited investor” as that term is defined in Rule 501(a)(3) under the Securities Act;

(v)           the Subscriber is acquiring the Shares for investment for its own account and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act or a violation of any other federal securities laws or any applicable state statute; and

(vi)          the Subscriber is aware that (A) none of the Shares have been registered under the Securities Act and, except as provided in the Investor Rights Agreement, the Corporation is under no obligation to file a registration statement with the Securities and Exchange Commission with respect to any Shares, and (B) the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Subscriber has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about the Corporation, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

3.     Representations and Warranties of the Corporation.  Except as disclosed in a publicly available final registration statement, prospectus, report, form or schedule filed since April 1, 2006, by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date hereof (the “SEC Reports”), but excluding any risk factor disclosure contained in any such SEC Reports under the heading “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” or “Cautionary Factors That May Affect Future Results”,  the Corporation represents and warrants to the Subscriber as follows:

(a)           Organization and Standing.

(i)            Each of the Corporation and each of the entities the Corporation owns one hundred percent (100%) of the equity interests of or manages (a “Controlled Subsidiary,” and together, the “Controlled Subsidiaries”) have been duly incorporated or organized, and each of the Corporation and each Controlled Subsidiary is validly existing and is in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate power and authority to own and lease property and to conduct its business as presently conducted and is qualified as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where such failure to qualify or have such power and authority could not reasonably be expected to have a material adverse effect on the business, properties, operations, financial condition or results of operations of the Corporation and the Subsidiaries, taken as a whole, or the validity or enforceability of, or the ability of the Corporation to perform its obligations under, this Agreement (“Material Adverse Effect”).  The Corporation, as of the date hereof, has no Controlled Subsidiaries other than as listed on Exhibit A hereto.

(ii)           Each of the entities the Corporation owns less than one hundred percent (100%) of the equity interests of and does not manage (the “Noncontrolled Subsidiaries”) have, to the actual knowledge of the Corporation’s Chief Executive Officer, Chief Financial Officer, General Counsel and Controller (the “Designated Officers”), been duly incorporated or organized, and, to the actual knowledge of the Designated Officers, each of the Noncontrolled Subsidiaries is validly existing and is in good standing under the laws of its jurisdiction of incorporation or organization, with the requisite corporate power and authority to own and lease property and to conduct its business as presently conducted and is qualified as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where such failure to qualify would not have a Material Adverse Effect.  The Corporation, as of the date hereof, has no Noncontrolled Subsidiaries other than as listed on Exhibit B hereto.  The Controlled Subsidiaries and Noncontrolled Subsidiaries are referred to collectively herein as the “Subsidiaries”.

(b)           Capitalization.

(i)            The authorized capital stock of the Corporation is as set forth in the recitals hereto.  The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth on Exhibit C hereto, there are no options, warrants or other rights to purchase any of the Corporation’s capital stock.  As of the Effective Date, and prior to giving effect to the Subscriber’s purchase of the Shares hereunder, the Corporation will have no more than 3,928,131.545 outstanding shares of Common Stock.

(ii)           The outstanding shares of capital stock or membership or partnership interests, as the case may be, of each Controlled Subsidiary have been, where applicable, duly authorized and validly issued, and are fully paid and nonassessable.  There are no options, warrants or other rights to purchase any of the shares of capital stock or membership or partnership interests of the Controlled Subsidiaries.

(c)           Authorization.  The execution, delivery and performance of the Investor Rights Agreement, this Agreement and the authorization, sale, issuance and delivery of the Shares by the Corporation (x) has been duly authorized by all requisite corporate action and (y) except such as have been obtained, no authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Corporation is required to be obtained or made by the Corporation, any of the Controlled Subsidiaries, or to the actual knowledge of the Designated Officers, any of the Noncontrolled Subsidiaries.  This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable in accordance with its terms, except as enforceability may be limited by the remedies applicable to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles (whether considered in a proceeding in equity or law).

(d)           Corporate Power.  The Corporation has all requisite legal and corporate power and authority to execute and deliver the Investor Rights Agreement and this Agreement and to sell and issue the Shares hereunder.

(e)           Non-contravention.  The execution and delivery of the Investor Rights Agreement and this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by the Investor Rights Agreement and this Agreement do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any provision of the articles of incorporation or by-laws or similar instruments of the Corporation or any Controlled Subsidiary, (ii) conflict with or result in a breach by the Corporation or any Controlled Subsidiary of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation or any Controlled Subsidiary pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Corporation or any Controlled Subsidiary is a party or by which the Corporation or any Controlled Subsidiary or any of their respective properties or assets are bound or affected, in any such case which would have a Material Adverse Effect, (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Corporation or any Controlled Subsidiary or any of their respective properties or assets which would have a Material Adverse Effect, or (iv) have any Material Adverse Effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Corporation or any Controlled Subsidiary to own or lease and operate any of its properties and to conduct any of its business or the ability of the Corporation or any Controlled Subsidiary to make use thereof.

(f)            Shares.  The Shares, when issued pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances whatsoever and with no restrictions on the voting rights thereof and other incidents of beneficial ownership pertaining thereto, in each case, other than pursuant to the Investor Rights Agreement and the by-laws of the Corporation; provided, however, that the Shares shall be subject to restrictions on transfer under state and/or federal securities laws and as set forth in the Investor Rights Agreement.  The Shares are not subject to any preemptive rights or rights of first refusal, except as set forth in the Investor Rights Agreement.

(g)           Title to Real and Personal Property.

(i)            The Corporation and the Controlled Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property material to the respective businesses of the Corporation and the Controlled Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title (other than in the case of those that do not materially interfere with the use made and proposed to be made of such property by the Corporation and the Controlled Subsidiaries), mortgaged properties and those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ii)           To the actual knowledge of the Designated Officers, the Noncontrolled Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property material to the respective businesses of the Noncontrolled Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title (other than in the case of those that do not materially interfere with the use made and proposed to be made of such property by the Noncontrolled Subsidiaries), mortgaged properties and those that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(h)           Information Provided.

(i)            The Corporation has timely filed all SEC Reports required to be filed under the Exchange Act.  All SEC Reports complied as to form, when filed, in all material respects, with all applicable requirements of the Securities Act and the Exchange Act.

(ii)           As of the date hereof, each of the Corporation’s representations and warranties contained in Section 3 of this Agreement, and, as of its filing date, each of the SEC Reports does not or did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iii)          To the actual knowledge of the General Counsel of the Corporation, the Corporation’s written response to the Subscriber’s due diligence request and all documents and information referenced therein and/or otherwise provided to the Subscriber constitutes, in all material respects, a complete response to the Subscriber’s due diligence request.

(i) No Material Change.  Except as set forth in the SEC Reports, and except as disclosed by the Corporation on its teleconference with investors on August 8, 2006 (such transcript of which is publicly available), and except for the transaction expressly contemplated hereby, since June 30, 2006:

(i)            there has been no material adverse change in or affecting the business, properties, operations, financial condition or in the results of operations of the Corporation and the Subsidiaries, whether or not arising in the ordinary course of business;

(ii)           other than this Agreement and the Investor Rights Agreement, there have been no transactions entered into by the Corporation other than those in the ordinary course of business, which are material with respect to the Corporation; and

(iii)          there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its capital stock.

(j) Absence of Certain Proceedings.  Except as disclosed in the SEC Reports or on Schedule 3(j) hereto, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body, or governmental agency pending or, to the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel and Controller of the Corporation and any Controlled Subsidiary after due inquiry, threatened against or affecting the Corporation or any Controlled Subsidiary wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect; and to the best of the Corporation’s knowledge there is not pending or contemplated any, and there has been no, investigation by the SEC involving the Corporation or any director or officer of the Corporation.

(k) Liabilities.  Except as and to the extent disclosed or reserved against in the financial statements of the Corporation and the notes thereto included in the SEC Reports or on Schedule 3(k) hereto, neither the Corporation nor any Controlled Subsidiary has any liability, debt or obligation, whether accrued, absolute, contingent or otherwise, and whether due or to become due which, individually or in the aggregate, are material to the Corporation and the Subsidiaries, taken as a whole.  Subsequent to June 30, 2006 or as otherwise disclosed in Schedule 3(k) hereto, neither the Corporation nor any Controlled Subsidiary has incurred any liabilities, debts or obligations of any nature whatsoever which are, individually or in the aggregate, material to the Corporation and the Subsidiaries, taken as a whole, other than those incurred in the ordinary course of its business and other than as disclosed in the SEC Reports.

(l) Intellectual Property.  Except as disclosed in the SEC Reports, each of the Corporation and each Controlled Subsidiary (i) to the actual knowledge of the Chief Executive

Officer, Chief Financial Officer, General Counsel and Controller of the Corporation and any Controlled Subsidiary, owns, or possesses adequate rights to use, all patents, patent rights, inventions, trade secrets, know-how, proprietary techniques, including processes and substances, trademarks, service marks, trade names and copyrights described or referred to in the SEC Reports or owned or used by it or which are necessary for the conduct of its business, except for failure to own or possess any such rights as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) has not received any written notice of any claim, that the conduct of its business will conflict with any such rights of others which conflict or claim is material to the business, properties, operations, financial condition or results of operations of the Corporation and the Controlled Subsidiaries, taken as a whole.

(m) Compliance with Law.

(i)            Neither the Corporation nor any Controlled Subsidiary is in violation of or has any liability under any applicable statute, law, rule, regulation, ordinance, decision or order of any governmental agency or body or any court, domestic or foreign, including, without limitation, those relating to the use, operation, handling, transportation, disposal or release of hazardous or toxic substances or wastes or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or wastes, except where such violation or liability would not individually or in the aggregate reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)           to the actual knowledge of the Designated Officers, no Noncontrolled Subsidiary is in violation of or has any liability under any applicable statute, law, rule, regulation, ordinance, decision or order of any governmental agency or body or any court, domestic or foreign, including, without limitation, those relating to the use, operation, handling, transportation, disposal or release of hazardous or toxic substances or wastes or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or wastes, except where such violation or liability would not individually or in the aggregate reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(iii)          to the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel and Controller of the Corporation and any Controlled Subsidiary, there is no pending investigation which would reasonably be expected to lead to such a claim.

(n) Tax Matters.  The Corporation and each Controlled Subsidiary has timely filed all federal and material state and local income and franchise tax returns required to be filed, and all such returns were true and complete in all material respects.  The Corporation and each Controlled Subsidiary has paid all taxes shown by such returns to be due.  No tax deficiency has been determined adversely to the Corporation or any Controlled Subsidiary which has had (nor does the Corporation or any Controlled Subsidiary have any knowledge of any audit or other proceeding by a taxing authority which, if determined adversely to the Corporation or any

Controlled Subsidiary, might have) a Material Adverse Effect.  All taxes that the Corporation and the Controlled Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority.  Except as with respect to each other, neither the Corporation nor any of the Controlled Subsidiaries has any transferee or secondary liability for any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) or any liability for any tax as a result of being a member of any affiliated, consolidated, combined or unitary group.  Neither the Corporation nor any of its Controlled Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (7).

(o) Investment Company.  Neither the Corporation nor any Controlled Subsidiary is an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

(p)    ERISA.  Except for matters that would not reasonably be expected to have a Material Adverse Effect, (a) each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained or sponsored by the Corporation or Controlled Subsidiary has been maintained in material compliance with all applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (b) neither the Corporation nor any Controlled Subsidiary has any material liability with respect to any employee benefit plan which is subject to Title IV of ERISA; (c) to the knowledge of the Corporation, no fact exists which could result in any material excise tax or other penalty being imposed on the Corporation or any Controlled Subsidiary under ERISA or the Code.

4.             Survival of Representations and Warranties.  The representations and warranties of the Corporation hereunder shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Subscriber and shall survive delivery of, and payment for, the Shares solely for purposes of Section 5 hereof (other than with respect to fraud or willful misconduct):  (i) indefinitely, in the case of the representations and warranties contained in Section 3(a), 3(b), 3(c), 3(d), and 3(f); (ii) until the expiration of the statute of limitations applicable to the matters covered thereby, in the case of the representations and warranties contained in Section 3(n) and 3(p); and (iii) until the close of business on the date that is eighteen months following the Effective Date in all other cases.  The obligations of the Corporation to indemnify and hold harmless the Subscriber in respect of a breach of a representation or warranty shall terminate when the applicable representation or warranty terminates pursuant to the terms hereof.

5.             Indemnification.  The Corporation agrees to indemnify and hold harmless each Subscriber from and against any and all claims, demands, liabilities, losses, damages (including loss of Subscriber’s Investment and any damages which could be deemed consequential damages; provided however, that consequential damages shall only be included if such consequential damages are directly or indirectly suffered or incurred in connection with, arising out of or resulting from or incident to any inaccuracy or breach of any of the representations or warranties of the Corporation as a result of fraud or willful misconduct and otherwise available under common law), injuries, settlements, awards, fines, penalties, deficiencies, assessments, judgments, remediations and costs, fees and expenses (including reasonable attorney, consultant and expert fees and expenses) (“Losses”) directly or indirectly suffered or incurred in connection with, arising out of, or resulting from or incident to any inaccuracy or breach of any of the representations or warranties of the Corporation under this Agreement; provided however, that, except in the case of fraud or willful misconduct as referenced above, the maximum aggregate amount for which the Corporation shall be liable for Losses pursuant to this Section 5 shall be the Subscriber’s Investment; further provided, that, except in the case of fraud or willful misconduct as referenced above, the Subscriber shall not seek, nor be entitled to, indemnification from the Corporation pursuant to this Section 5 until the aggregate amount of losses incurred exceeds one million one hundred thousand dollars ($1,100,000) (the “Indemnification Threshold Amount”).  Once the aggregate amount of such losses exceeds the Indemnification Threshold Amount, then (i) the Indemnification Threshold Amount, plus (ii) the full amount by which such losses exceed the Indemnification Threshold Amount, plus (iii) the amount of all future losses resulting from claims by the Subscriber shall be fully reimbursable, subject to the limitations set forth in this Section 5.  The Subscriber acknowledges and agrees that its sole and exclusive remedy against the Corporation with respect to any and all Losses (other than Losses with respect to fraud or willful misconduct) directly or indirectly suffered or incurred in connection with, arising out of, or resulting from or incident to the subject matter of this Agreement and the purchase of the Shares hereunder shall be pursuant to the provisions set forth in this Section 5.

6.             Successors and Assigns.  Except as otherwise provided herein or in the Investor Rights Agreement (it being understood that the terms of the Investor Rights Agreement shall supersede this Agreement with respect to transferability and assignment), the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns under the Investor Rights Agreement, heirs, executors, and administrators of the parties hereto.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

7.             Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Illinois without regard to choice of laws or conflict of laws provisions thereof.

8.             Consent to Jurisdiction.  Each party hereto hereby irrevocably agrees that any suit, action, proceeding or claim against it arising out of or in any way relating to this agreement or any of the related agreements, or any judgment entered by any court in respect thereof, may be brought or enforced in the state or federal courts located in Chicago, Illinois, and each party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the venue of any proceeding brought in Chicago, Illinois and further irrevocably waives any claims that any such proceeding has been brought in an inconvenient forum.

9.             Waiver of Jury Trial.  Each party hereto hereby expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power, or remedy under or in connection with this agreement or any of the related agreements or under or in connection with any amendment, instrument, document, or agreement delivered or which may in the future be delivered in connection herewith or therewith or arising from any relationship existing in connection with this agreement or any related agreement, and agree that any such action shall be tried before a court and not before a jury.  The terms and provisions of this section constitute a material inducement for the parties entering into this agreement.

10.           Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to immediate injunctive relief or specific performance without bond or the necessity of showing actual monetary damages in order to enforce or prevent any violations of the provisions of this Agreement.

11.           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms as if such provision had never been contained herein.

12.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.           Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Subject to the provisions of Section 8.10 below, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, unless otherwise provided.

14.           Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, or by telecopier (facsimile) addressed as follows:

If to the Corporation:	KIMBALL HILL, INC.
5999 New Wilke Road
Suite 504
Rolling Meadows, Illinois 60008
Attn: Chief Executive Officer
Telephone No.: (847) 981-2981
Facsimile No.: (847) 439-0875

With a copy to:	KIMBALL HILL, INC.
5999 New Wilke Road
Suite 504
Rolling Meadows, Illinois 60008
Attn: Office of the General Counsel
Telephone No.: (847) 981-2981
Facsimile No.: (847) 981-2980

With a copy to:	KIRKLAND & ELLIS LLP
200 East Randolph
Chicago, Illinois 60601
Attn: Robert M. Hayward
Telephone No.: (312) 861-2133
Facsimile No.: (312) 861-2200

If to the Subscriber:	EQUITY INVESTMENTS III, LLC
8400 Normandale Lake Blvd. Ste. 250
Minneapolis, MN 55437
Attn: Laura Mollet
Telephone No.: (952) 857-6911
Facsimile No.: (952) 857-6949

With a copy to:	EQUITY INVESTMENTS III, LLC
7501 Wisconsin Avenue, Suite 900
Bethesda, MD 20814
Attn: Tad MacDonnell
Telephone No.: (301) 215-6215
Facsimile No.: (301) 215-7210

With a copy to:	LATHAM & WATKINS LLP
233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Richard S. Meller
Telephone No.: (312) 876-6521
Facsimile No.: (312) 993-9767

The Corporation or the Subscriber may change its address for notices hereunder by a notice given pursuant to this Section 14.  Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed given on the third business day next succeeding the day on which it is sent if sent by registered or certified mail, if notice is delivered by hand or by messenger, it shall be deemed given upon actual delivery, and if notice is given by facsimile, it shall be deemed given upon facsimile confirmation that such notice was received.

15.           Dispute Resolution Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

16.           Execution in Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

17.           Expenses.  The Corporation and the Subscriber shall each be responsible for their respective expenses that they incur in connection with this Agreement (including, without limitation, the expenses associated with all other agreements and documentation necessary in connection with the execution and delivery of this Agreement and the issuance of the shares of Common Stock).

18.           No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

[Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned have executed this Subscription Agreement as of the day and year first above written.

CORPORATION:

KIMBALL HILL, INC.,
an Illinois corporation

By:	/s/ David K. Hill
Name:	David K. Hill
Title:	Chairman and Chief Executive Officer

(Signature Page to Subscription Agreement)

SUBSCRIBER:

EQUITY INVESTMENTS III, LLC

By:	/s/ Tad MacDonnell
Name:	Tad MacDonnell
Title:	Vice President